UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 15, 2010

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2010, Amgen Inc. (the “Company”) publicly announced the appointment of Jonathan M. Peacock, age 52, to serve as the Company’s Chief Financial Officer effective as of September 1, 2010. In connection with the appointment of Mr. Peacock, Michael A. Kelly, age 53, will no longer serve as Acting Chief Financial Officer. Upon Mr. Peacock’s appointment, Mr. Kelly will assist Mr. Peacock in his transition to CFO and then relocate to the Company’s offices in Zug, Switzerland to serve as the Company’s Vice President, International Finance. Mr. Kelly will not be an executive officer of the Company, while Mr. Peacock will be an executive officer of the Company.

Appointment of Chief Financial Officer

On July 15, 2010, the Board of Directors of the Company (the “Board”) appointed Jonathan M. Peacock, age 52, to serve as the Company’s Chief Financial Officer effective as of September 1, 2010. Prior to joining the Company, Mr. Peacock served as Chief Financial & Administration Officer of Novartis Pharmaceuticals AG, a healthcare products company (“Novartis”) beginning in 2005. At Novartis, Mr. Peacock was responsible for finance, information technology, strategic planning and purchasing and mergers and acquisitions. From 1998 to 2005, Mr. Peacock was a partner at McKinsey and Co., a management consulting firm, where he co-led the European Corporate Finance Practice. Prior to his tenure at McKinsey & Co., Mr. Peacock was a partner at Price Waterhouse, a public accounting firm, in London and New York from 1993 to 1998.

Mr. Peacock is a party to an offer letter and relocation agreement with the Company, which specifies his compensation, benefits and relocation assistance. Mr. Peacock’s annual base compensation will be $800,000, and he is eligible to participate in the Company’s management incentive plan at an incentive target of 80% of base compensation. In addition, Mr. Peacock will receive a $1,000,000 sign-on bonus. Mr. Peacock will also receive grants of 100,000 restricted stock units and 175,000 stock options issued pursuant to the Company’s 2009 Equity Incentive Plan. To facilitate Mr. Peacock’s relocation from Switzerland to the U.S., he will also receive our standard relocation package for international relocations, which includes, but is not limited to: (i) a house hunting trip and final travel arrangements for Mr. Peacock and his family; (ii) an allowance for temporary living accommodations; (iii) the relocation of household goods; (iv) reimbursement of penalties incurred due to a lease cancellation; (v) reimbursement of closing expenses related to the sale of Mr. Peacock’s home; and (vi) reimbursement of incidental expenses and appliance costs. The total amount of the relocation package will not exceed $400,000 and Mr. Peacock will receive tax gross-up payments relating to the reimbursement of relocation expenses that are considered taxable.

Mr. Peacock will be entitled to standard perquisites offered to our Executive Vice Presidents, and participation in the Company’s change-of-control plan modified to eliminate any excise tax reimbursement for Mr. Peacock. Mr. Peacock will also receive our standard severance agreement for newly hired officers that provides severance protection for three years following his hire date at a benefit multiple of 2x salary and target bonus plus 18 months COBRA coverage.

Mr. Peacock is eligible to participate in the Company’s long-term compensation plans and health and welfare plans on the same terms offered to all plan participants.

Departure of Acting Chief Financial Officer

Michael A. Kelly, age 53, will no longer serve as Acting Chief Financial Officer effective September 1, 2010 and instead will serve as the Company’s Vice President, International Finance (the position he was to assume prior to agreeing to serve as Acting Chief Financial Officer). In connection with this non-executive position he will relocate to the Company’s offices in Zug, Switzerland in accordance with the relocation agreement entered into with Mr. Kelly prior to his appointment as Acting Chief Financial Officer.

Additional Information

There are no family relationships between Mr. Peacock and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

A copy of the press release announcing the appointment of Mr. Peacock and resignation of Mr. Kelly is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated July 15, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: July 15, 2010

	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release, dated July 15, 2010

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